CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Employees' Savings of Innovid LLC (formerly known as Innovid Inc.) of our report dated August 4, 2021, with respect to the consolidated financial statements of Innovid LLC (formerly known as Innovid Inc.) as of December 31, 2020 and 2019, and for the two years in the period ended December 31, 2020, which is included in the Company’s Registration Statement on Form S-1 (333- 261784), as amended.

February 4, 2022	/S/ Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global
Tel-Aviv, Israel